Exhibit 99.1

31 October 2008	Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB Tel +44 20 7545 8000

The Securities Intermediary
The Bank of New York Mellon
One Canada Square
London E14 5AL
Attention: Corporate Trust Administration
Fax: +44 20 7964 6399

Eco Telecom Limited, as Pledgor

Suite 2, 4 Irish Place

Gibraltar

Attention: Franz Wolf

Fax: +350 200 41988 and +350 41988

Email: ctfh@ctfh.gi

with a copy to:

LLC Altimo

11 Savvinskaya nab., 3rd Floor

Moscow

Russia

Attention: Maxim Lyashko

Fax: +7495 981 4448 and +7095 981 4448

Email: lyashko@altimo.gi

Re:	Project Avocet – Release of Collateral (Series A)

Ladies and Gentlemen:

Reference is made to the Collateral Agreement relating to Series A Floating Rate Bonds, dated as of March 9, 2007 (the “Collateral Agreement”), among, inter alia, Eco Telecom Limited, as pledgor (the “Pledger”), The Bank of New York, as securities intermediary (“Securities Intermediary”), Deutsche Bank AG London Branch, as collateral agent (“Collateral Agent”) and Deutsche International Corporate Services Limited, as trustee. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Collateral Agreement.

We confirm that the Pledgor has fulfilled its obligations under all outstanding Securities. Accordingly, pursuant to Section 14 of the Collateral Agreement, the Collateral Agreement and the rights thereby granted by the Pledgor in the Pledged Collateral are ceased and terminated, and all Pledged Collateral is released and discharged from the Lien thereof.

Chairman of the Supervisory Board: Clemens Börsig Management Board: Josef Ackermann (Chairman), Hugo Banziger, Stefan Krause, Hermann-Josef Lamberti	Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. (10/08] Deutsche Bank Group online: http://www.deutsche-bank.com

In our capacity as the Collateral Agent, we hereby instruct the Securities Intermediary to take any and all steps reasonably necessary to evidence, through book entries and otherwise, the aforementioned release and discharge of the Lien on all Pledged Collateral.

Very truly yours,

DEUTSCHE BANK AG LONDON BRANCH, as Collateral Agent.

By:
Name:	ANDREW DIXON SMITH
Title:	LEGAL COUNSEL

By:
Name:	Fanny Lau
Title:	Legal Counsel

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